[GEORGE, BOWERMAN, NOEL & DEUTSCH, P.A. LETTERHEAD HERE]

July 29, 1997
MMR Investment Bankers, Inc.
550 N. 159th East, Suite 300
P.O. Box 781440
Wichita, Kansas 67278-1440

Dear Sirs:

We, George, Bowerman, Noel & Deutsch, P.A., serve as the accountants for Front Range Assisted Living, L.L.C. and do hereby give permission to use our name and/or values concerning the financial statements dated June 30, 1997, December 31, 1996 and December 31, 1995 in the Prospectus for the Bond Issue(s) of Front Range Assisted Living, L.L.C. However, we do require that a complete copy of the Prospectus for the Bond Issue(s) be submitted to us for our review prior to its (their) distribution.

Respectively Submitted,

/S/Gary L. George

Gary L. George
Shareholder